Exhibit 2.1

LOAN SALE AGREEMENT

                This Loan Sale Agreement is made and entered into as of the 26th day of October, 2007, by and between CENTENNIAL BANK OF THE WEST, a Colorado banking corporation (the “Seller”), and CAPFINANCIAL CV2, LLC, a Delaware limited liability company (the “Purchaser”).  Seller and Purchaser are sometimes referred to herein singly as a “Party” and collectively as the “Parties”.

RECITALS

                This Agreement contemplates a transaction in which Purchaser will purchase from Seller, and Seller will sell to Purchaser, all of the Loans described in the Loan Schedule attached hereto.

                Now, therefore, in consideration of the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                1.             Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, Claims, demands, injunctions, judgments, orders, decrees, ratings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses.

“Affiliate” means any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person.  For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Loan Sale Agreement and attachments hereto including, without limitation, all schedules, exhibits and attachments to this Loan Sale Agreement.

“Allocated Purchase Price” means, with respect to each Loan, the allocated purchase price for such Loan shown on the Loan Schedule.

“Allonge” means an allonge substantially in the form of Exhibit B to be executed and delivered by Seller at Closing to sell, assign and transfer a Note to Purchaser.

“Assignment” means an instrument in substantially the form of Exhibit C to be executed and delivered by Seller at Closing to sell, assign and transfer an individual Loan to Purchaser.

“Assignment of Life Insurance” means an instrument substantially in the form of Exhibit A be executed and delivered by Seller at Closing which assigns to Purchaser Seller’s rights as secured party under any life insurance policy securing a Loan.

“Bill of Sale” means a bill of sale substantially in the form of Exhibit D to be executed and delivered by Seller at Closing to sell, assign and transfer to Purchaser all of the rights, title, and interests of Seller in the Loans and Loan Documents and any payments arising under the Loans and Loan Documents to Purchaser.

“Business Day” means any day other than a Saturday, Sunday, federal holiday or state holiday in Minnesota, or other day on which banks with offices in Minnesota are authorized or required to be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.  Section 9601, et seq.

“Certificate of Defect” means a certificate substantially in the form of Exhibit E, with blanks appropriately completed, which shall identify a Loan with respect to which Purchaser contends there is a Material breach of a representation or warranty of Seller contained in Section 4.

“Claim” means any claim, Liability, proof of claim (including, without limitation, a proof of claim filed in bankruptcy proceedings), demand, complaint, summons, legal, equitable or administrative action, suit, investigation or proceeding of any nature, chose in action, damage, judgment, order, injunction, decree, penalty or fine, and all losses, costs and expenses relating to the foregoing (including, without limitation, attorney’s fees an expenses).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Documents” means all documents that under the terms of this Agreement are required to be delivered by Seller or Purchaser at Closing.

“Collateral Inventory” means, with respect to each Loan, a listing of all Loan Documents for such Loan.

“Collateral Inventory Certificate” means, with respect to each Loan, a certificate executed and delivered by Seller at Closing certifying that, to Seller’s Knowledge, the Collateral Inventory for such Loan is true and correct.

“Cure Period” means, with respect to a Defective Loan, the period of 60 days commencing on the date Purchaser delivers to Seller a Certificate of Defect with respect to such Defective Loan, which period may be extended for an additional period of 60 days (for a total of 120 days) provided that Seller is pursuing with diligence the cure of a breach of representation or warranty.

“Cut-Off Date” means October 15, 2007.

“Defective Loan” means a Loan as to which Seller has breached a representation or warranty under Section 4 hereof, which breach has a Material adverse effect on the Loan, and Purchaser has timely delivered to Seller a Certificate of Defect pursuant to Section 7.02 as to such breach.

“Environmental Defect” means, with respect to any Loan, the presence of any amount of Hazardous Materials with respect to the Mortgaged Property, the cost of remediation imposed on Purchaser by governmental agencies with jurisdiction over the Mortgaged Property of which exceeds five percent (5%) of the Allocated Purchase Price of the Loan.

“Hazardous Materials” means (a) those substances included with the definitions of any one or more of the terms “hazardous substances,” “hazardous materials,” “hazardous waste” and “toxic substances” in CERCLA, RCRA, and the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq., and in the regulations promulgated pursuant thereto; (b) those substances listed in the United States Department of Transportation Table (49 CFR Section 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 CFR Section 302 and amendments thereto) as hazardous substances; (c) solid waste or hazardous waste as defined by the Environmental Protection Agency regulations at 40 CFR §261; (d) such other substances, materials and wastes that are or become regulated under applicable local, state or federal laws, or that are classified as hazardous or toxic under federal, state or local laws or regulations; and (e) any materials, wastes or substances that are (i) petroleum, (ii) within the definition of “hazardous substance” set forth in Section 311 of the Clean Water Act (33 U.S.C. Section 1321), or designated as “toxic pollutants” subject to Chapter 26 of the Clean Water Act pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317), (iii) flammable explosives, or (iv) radioactive materials.

“Interim Period” means the period of time commencing on and including the Cut-Off Date and up to but not including the Closing Date.

“Knowledge” shall mean with respect to Seller, the knowledge of the persons set forth in Exhibit F, and with respect to Purchaser, the persons set forth in Exhibit G, and in each case such person’s actual personal knowledge of facts or matters without inquiry or investigation.

“Legal Requirement” means any law, statute, ordinance, code, rule, regulation, order, injunction or decree of any governmental entity (or any independent agency or political subdivision thereof) or any court with appropriate jurisdiction.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Litigation Matters” means all matters pending in any forum that are related to or arose out of or as the result of any of the Loans including, but not limited to, all arbitrations, mediations, and judicial proceedings in any local, county, state or federal court (including any bankruptcy courts) whether or not Seller is a party to or has or has not entered a notice of appearance in such matters.

“Loan” means a loan described in the Loan Schedule and includes (a) the obligations evidenced by each Note, any promissory note renewed by a Note, and any promissory note renewing any Note, (b) any judgments founded upon a Note, to the extent attributable thereto and any lien arising therefrom, and (c) the proprietary interest of Seller in any litigation (including, without limitation, any foreclosure) or bankruptcy to which Seller is a party or claimant.

“Loan Collateral” means any real property, machinery, equipment, fixtures and furnishings, inventory, cash, certificates of deposit, securities, leases, guaranties, contract rights, receivables, letters of credit, assignment of life insurance policies, and all other property, real or personal, tangible or intangible, new or used, securing a Loan.

“Loan Documents” means, with respect to each Loan, the Note, any Security Instruments related thereto, and assignments of the foregoing to Seller.

“Loan File” means, with respect to each Loan, all documents and correspondence relating to the origination and servicing of the Loan, including the original Note and any other Loan Documents.

“Loan Group” means a group of two or more Loans, all of which either (a) are secured by all or part of the same Loan Collateral, (b) are interrelated by the fact that a default under one results in a default under one or more of the others, or (c) have the same or similar Obligors.

“Loan Repurchase Price” means, the Allocated Purchase Price for a Loan (as adjusted due to adjustments to the Purchase Price related to such Loan) plus any reasonable, unreimbursed out-of-pocket expenses incurred by Purchaser in connection with the Loan during its ownership of the Loan minus any principal payments received by Purchaser during its ownership of the Loan.

“Loan Schedule” means the loan schedule attached hereto as Schedule A setting forth as the Cut-Off Date the following information concerning each Loan:

(a)                                  Seller’s loan or account number;

(b)                                 name of each Obligor;

(d)                                 interest rate in effect;

(c)                                  stated maturity date and/or call date;

(d)                                 monthly payment in effect:

(e)                                  next due date;

(f)                                    Principal Balance as of the Cut-Off Date;

(g)                                 a code indicating the type of Primary Loan Collateral, if any, securing the Loan and the priority of the related lien or security interest (e.g., first, second, etc.);

(h)                                 if the Loan is not secured by a first and prior lien or security interest in and to the Primary Loan Collateral, the amount of indebtedness secured by the prior liens and security interests as reflected in the Loan Files as of the date the Loan was originated and the amount of any additional advances made by the prior lienholder of which the Seller was provided notice by such prior lienholders;

(i)                                     a code indicating whether the Loan bears a fixed rate of interest or an adjustable rate of interest, and in the case of adjustable rate Loans, reset date, adjustment formula and the existence of caps, if any;

 (j)                                  a copy of the payment history for the Loan;

The Loan Schedule may be in the form of more than one list and/or schedule, collectively setting forth all of the information required.

“Material” or “Materially” means in the case of the breach of any representation or warranty set forth in Section 4, a breach as to which Purchaser or Seller reasonably can demonstrate that the total of:  (i) the cost or aggregate cost to cure or remediate such breach, plus (ii) the diminution in value of the Loan as a result thereof, exceeds five percent (5%) of the then Principal Balance of the Loan.

“Mortgage” means, with respect to each Loan, a mortgage, deed of trust, assignment of rents or leases or other instrument creating or evidencing a lien or security interest in or to any Mortgaged Property that secures such Loan.

“Mortgaged Property” means, with respect to each Loan, any real property (excluding fixtures covered by a Security Instrument other than a mortgage) securing such Loan.

“Note” means the original executed promissory note evidencing the indebtedness of an Obligor under a Loan, together with the original of any allonge, rider, addendum or amendment thereto and any assignments thereof.

“Notice of Assignment” means a notice of assignment substantially in the form of Exhibit H to be executed and delivered by Seller at Closing to notify each Obligor under a Loan of the assignment of the Loan to Purchaser.

“Obligor” means a borrower, mortgagor or guarantor under a Loan or other Person who owes payments or provides security under a Loan.

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Primary Loan Collateral” means the Loan Collateral specifically set forth in the Loan Schedule.

“Principal Balance” means, as of any date of determination, the then unpaid principal balance of a Loan.

“Purchase Price” has the meaning set forth in Section 2.03.

“Purchaser” has the meaning set forth in the preface above.

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901, et seq.

“Security Instruments” means, with respect to each Loan, any loan agreement, subordination or intercreditor agreement, mortgage, deed of trust, assignment of leases and rents, security agreement, guaranty, letter of credit, assignment of life insurance policies, title insurance policy, casualty insurance policy, or other agreement or instrument executed by an Obligor in favor of, or assigned to, Seller as security for such Loan.

“Seller” has the meaning set forth in the preface above.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“T&I Accounts” means undisbursed cash escrowed with Seller by an Obligor pursuant to the relevant Security Instruments for payment of taxes, insurance premiums or other charges specified in the Security Instruments.

“Third Party Claim” has the meaning set forth in Section 7.06(a).

“UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction.

“UCC Financing Statement” means a financing statement executed and filed pursuant to the UCC as in effect in the relevant jurisdiction.

2.                                      Purchase and Sale of Loans.

2.01                         Purchase and Sale.  On and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, all right, title and interest of Seller in and to the Loans for the Purchase Price.

2.02                         Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller located at 1331 Seventeenth St, Denver, CO  80202, commencing at 9:00 a.m. local time on October 31, 2007, or at such other place, date or time as the Parties may mutually agree (the “Closing Date”).

2.03                         Purchase Price.  The purchase price shall be an amount equal to $31,441,300.86 (the “Purchase Price”).  The Purchase Price shall be payable on the Closing Date by wire transfer of immediately available funds to an account designated by Seller at least one Business Day prior to the Closing Date.

Those certain Loans which are specifically identified on the Loan Schedule as “LOC,” and only such Loans, are open lines of credit with available, unadvanced principal.  During the Interim Period, the Seller may make advances under the Loans which are open lines of credit, provided as follows: (i) each such advance is requested by the subject Obligor, and Seller reasonably determines that Seller is legally obligated by the Loan Documents to make such advance; and (ii) Seller shall notify Purchaser of each such advance as soon as reasonably possible, and in all events prior to the Closing.  In the event of such advances by Seller, the Purchase Price shall be increased by the amount of the aggregate amount of said advances, multiplied by the percentage which is equal to the Allocated Purchase Price for the affected Loan as of the Closing Date (without adjustment for said advances) divided by the principal balance of the affected Loan as of the Closing Date (without adjustment for said advances).

2.04                           Post Cut-Off Date Payments on Loans.  At the Closing, the Seller shall pay to the Purchaser the amount equal to the sum of all principal, interest, and other payments received by Seller (of any kind or nature and including, without limitation, servicing fees paid by an Obligor) with respect to the Loans during the Interim Period, whether such payments relate to periods prior to or after the Cut-Off Date.  Purchaser shall be entitled to all payments received on the Loans (of any kind or nature and including, without limitation, servicing fees paid by an

Obligor) after the Interim Period, whether in relation to periods prior to or after the Closing Date.  Payments received by Seller on the Loans after the Interim Period shall be promptly delivered to Purchaser or the Purchaser’s designee.

2.05                         Post-Closing Adjustments.  In the event any of the amounts required to be paid or credited as contemplated by this Agreement cannot be precisely determined at Closing, Seller and Purchaser shall make such payment or credit on an estimated basis at Closing.  Seller and Purchaser shall make a final determination of the amount of such payment or credit, and shall make any appropriate adjusting payments, as soon as practicable following Closing, but in no event later than 30 days after the Closing Date.

2.06                         Deliveries at Closing With Respect to the Loans.  At Closing, Seller shall execute and deliver to Purchaser with respect to each Loan:

(a)                                  the Loan Documents and Loan Files;

(b)                                 a Collateral Inventory Certificate;

(c)                                  an Allonge;

(d)                                 an Assignment;

(e)                                  if, according to the Loan Schedule, the Primary Loan Collateral includes a UCC Financing Statement which has not expired, a form UCC-3 or its equivalent, assigning to Purchaser Seller’s rights as secured party under such UCC Financing Statement;

(f)                                    if, according to the Loan Schedule, the Loan is secured by a life insurance policy, an Assignment of Life Insurance;

(g)                                 a Notice of Assignment; and

(h)                                 such other documents as are customarily delivered by assignors of similar loans and which have been reasonably requested by Purchaser.

2.07                         Transfer and Recordation Fees and Taxes; Other Costs.  Purchaser shall pay all transfer, filing and recording fees and taxes, costs and expenses, and all state, county or city documentary taxes, if any, relating to the filing or recording of any Loan Document or the assignment of any Loan Document in accordance with all Legal Requirements.  Seller shall execute such forms to the extent required by Legal Requirements.

2.08                         Delivery of Files.  Purchaser shall take delivery of all Loan Files on the Closing Date.  After C1osing, Seller shall have no responsibility for the safekeeping of the

Loan Files and all risk of loss or damage with respect to such files shall be borne by Purchaser.  All expenses incurred with respect to the shipment of such files to Purchaser or Purchaser’s agent shall be paid by Purchaser.  Purchaser agrees to abide by all Legal Requirements regarding the preservation and maintenance of all Loan Documents and records relating to the Loan, including but not limited to the length of time such documents and records are to be retained.  After delivery of the Loan Files to Purchaser, Seller may continue to use, inspect and make extracts from or copies of such files, to the extent available, in each case upon Seller’s reasonable notice to Purchaser and at Seller’s expense.

2.09                         Notices to Obligors.  At Closing, Seller shall execute and deliver to Purchaser a Notice of Assignment to each Obligor.  At or promptly following Closing, Purchaser shall, at its expense, transmit such Notice of Assignment to the Obligors by first class U.S. Mail at their current or last known address of record and otherwise in conformity with all Legal Requirements.

2.10                         Insurance; Notices to Insurance Carriers.  Seller shall, prior to Closing, provide to Purchaser a listing of insurance in place with respect to the Loan Collateral, indicating whether coverage is maintained by the Obligor or Seller.  At or promptly following Closing, Seller shall execute and deliver to Purchaser notices of the assignment (in a form acceptable to Purchaser) of Seller’s interest under any casualty or life insurance policies carried by Obligors.  At or promptly following Closing, Purchaser shall, at its expense, transmit such notices to such carriers.  Seller shall not be obligated to continue any insurance maintained by it after Closing.

2.11                         Conditional Delivery of Closing Documents.  In order to expedite Closing, each Party shall have the right to execute and deliver Closing Documents (in the forms required by this Agreement and dated as of the Closing Date determined in accordance with this Agreement) to the other Party prior to Closing.  Each such delivery prior to Closing shall be subject to the conditions subsequent (without the necessity of the delivering Party repeating such conditions upon any such delivery) that (i) each such delivery shall be effective only upon the completion of Closing in accordance with this Agreement, and (ii) if this Agreement is terminated or if Closing is not completed prior to the date herein specified for Closing, then the receiving Party shall promptly return all such Closing Documents to the delivering Party.

2.12                         Review of Loan Files.  Seller will permit representatives of Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller to all Loan Files.

2.13                         Changes in Schedule; Warranty Matters.  Seller shall promptly notify Purchaser of any changes during the Interim Period in the information set forth in the Loan Schedule.  Seller shall promptly notify Purchaser of any failure of a Loan to comply with the representations and warranties set forth in Section 4.01 and 4.02 of which Seller obtains Knowledge after the Closing Date.

2.14                         Notice of Claims.  Seller shall promptly notify Purchaser of any Claims made or threatened relating to any Loan during the Interim Period of which Seller has Knowledge.  This provision shall not require Seller to conduct any investigation to determine if any Claims exist.

2.15                         Commitments.  Purchaser agrees to comply with the commitments of Seller relating to modifications to the Loans and the Loan Documents which are expressly set forth in the Collateral Inventory.

3.                                      Representations and Warranties Concerning the Transaction.

3.01                         Representations and Warranties of Seller.  Seller represents and warrants to Purchaser that the statements contained in this Section 3.01 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.01).

(a)                                  Organization.  Seller is a Colorado banking corporation, and is duly organized, validly existing and in good standing under the laws of the state of Colorado.

(b)                                 Authority.  Seller has taken all necessary action to authorize its execution, delivery and performance of, and has the power and authority to execute, deliver and perform its obligations under, this Agreement and all Closing Documents, and to consummate the transactions contemplated hereby and thereby.

(c)                                  Enforceability.  This Agreement, all Closing Documents and all the obligations of Seller hereunder and thereunder are the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of credits’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)                                 No Conflict; Consents.  Neither Seller’s execution and delivery of this Agreement nor the performance of its obligations hereunder will conflict with any provision of any Legal Requirement to which Seller is subject, nor conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement to which Seller is a party or by which it is bound.  Seller has obtained all consents, approvals, authorizations and orders of any court or governmental agency or body required for its execution, delivery and performance of this Agreement.

(e)                                  Pending Legal Action.  There is no action, suit or proceeding pending against Seller in any court or by or before any other governmental agency or instrumentality which if determined adversely to Seller would materially and adversely affect the ability of Seller to carry out the transactions contemplated by this Agreement.

(f)                                    Brokers’ Fees.  Seller does not have any agreement, liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated.

3.02                         Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller that the statements contained in this Section 3.02 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.02).

(a)                                  Organization.  Purchaser is a Delaware limited liability company and is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)                                 Authority.  Purchaser has taken all necessary action to authorize its execution, delivery and performance of, and has the power and authority to execute, deliver and perform its obligations under, this Agreement and all Closing Documents, and to consummate the transactions contemplated hereby and thereby.

(c)                                  Enforceability.  This Agreement, all Closing Documents and all the obligations of Purchaser hereunder and thereunder are the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of credits’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)                                 No Conflict; Consents.  Neither Purchaser’s execution and delivery of this Agreement nor the performance of its obligations hereunder will conflict with any provision of any Legal Requirement to which Purchaser is subject, nor conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement to which Purchaser is a party or by which it is bound.  Purchaser has obtained all consents, approvals, authorizations and orders of any court or governmental agency or body required for its execution, delivery and performance of this Agreement.

(e)                                Pending Legal Action.  There is no action, suit or proceeding pending against Purchaser in any court or by or before any other governmental agency or instrumentality which if determined adversely to Purchaser would materially and adversely affect the ability of Purchaser to carry out the transactions contemplated by this Agreement.

(f)                                    Broker’s Fees.  Purchaser does not have any agreement, liability or obligation to pay any fees or commissions to any broker, finder, or  agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

4.                                      Representations and Warranties Concerning the Loans.

4.01                         Representations and Warranties Concerning the Loans.  Except as set forth in the Loan Schedule, Seller represents and warrants to Purchaser with respect to each Loan that the statements contained in this Section 4.01 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.01).

(a)                                  Ownership.  Seller is the sole legal and beneficial owner and holder of all rights, title and interest in and to the Loan, free and clear of any and all liens, security interests, pledges or charges, any claim or right to retain or relend Loan proceeds by any unit of local government arising out of the grant award and agreement between Seller and such unit of local government or any other agreement or any provision of law.  Seller has full right and authority to sell, assign and transfer each Loan without the consent of any Person, except for consents that have or will be obtained on or before the Closing Date.  Upon assignment of the Loan to Purchaser, no Person other than Purchaser will have any right, title or interest in and to the Loan, including any payments made on the Loan.

(b)                                 No Right to Future Advances; Commitments.  The Loans are fully funded and advanced, and no Person has any right to receive any additional loan proceeds or future advances with respect to any of the Loans, nor are there any outstanding commitments to modify or restructure any of the Loans.

(c)                                  Enforceability.  To the Seller’s Knowledge, each of the Loan Documents is the legal, valid and binding obligation of the Obligor, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(d)                                 No Modification or Waiver.  Except as evidenced by a Loan Document listed in the Collateral Inventory, Seller has not released any Obligor or waived, modified, altered, satisfied, canceled or subordinated the Loan or any Loan Documents or Loan Collateral in any respect.

(e)                                  Compliance With Legal Requirements.  To the Seller’s Knowledge, all Legal Requirements with respect to the origination and servicing of the Loan have been Materially complied with.

(f)                                    No Defense by Obligors.  To Seller’s Knowledge, the Loan is not subject to any right of rescission, set-off, abatement, diminution, counterclaim or defense and no such claims have been asserted with respect to the Loan.

(g)                                 No Cross-Collateralization.  To Seller’s Knowledge, the Loan Collateral for a Loan that is not part of a Loan Group does not secure any obligation of the Seller other than the Loan.

(h)                                 Accuracy of Loan Schedule.  To Seller’s Knowledge, all information pertaining to the Loan set forth on the Loan Schedule is true and correct in all Material respects.

(i)                                     Loan Balance.  As of the Cut-Off Date, the balance of each of the Loans is as set forth on the Loan Schedule.

(j)                                     Loan Collateral.  The Loan is secured by a valid and enforceable lien on or security interest in the Loan Collateral having the priority indicated on the Loan Schedule.

(k)                                  Information.  The Seller did not intentionally exclude documents or information from the Loan Files relating to unfunded commitments, environmental assessments prepared by third party vendors, appraisals prepared by third party vendors, or unprivileged pending litigation materials.

(l)                                     Collateral Inventory.  To Seller’s Knowledge, the Collateral Inventory for the Loan lists all Loan Documents relating to the Loan.

(m)                               Servicing.  No person has any servicing rights related to the Loan.

4.02                           Additional Representations and Warranties Concerning the Loans.  Subject to the limitation or survival contained in Section 7.01 and except as set forth in the Loan Schedule, Seller represents and warrants to Purchaser with respect to each Loan that the statements contained in this Section 4.02 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.02).

(a)                                  Escrow Accounts.  There are no T&I Accounts related to the Loan and Seller does not collect any funds in connection with the Loan for payment of taxes, insurance or other charges.

(b)                                 Litigation.  To Seller’s Knowledge, there is no Claim outstanding, pending or threatened relating to the Loan.

(c)                                  Condemnation.  To Seller’s Knowledge, there is no pending or threatened condemnation or similar proceeding affecting any Mortgaged Property or any part thereof.

(d)                                 Environmental Defects.  If Seller has copies of any Phase I and Phase II environmental assessments (as those terms are commonly used) with respect to the Mortgaged Property, Seller will provide such copies to Purchaser.  To Seller’s Knowledge, no Environmental Defect exists with respect to the Mortgaged Property.

4.03                         Limitations.  Notwithstanding anything to the contrary in this Agreement, Seller does not make any representations or warranties as to the adequacy of collateral or collectability of any Loans.  Except as expressly set forth in this Agreement, Purchaser is purchasing the Loans without any representation or warranty whatsoever.

5.                                      Servicing of Loans; Post-Closing Matters.

5.01                           Servicing of Loans Prior to Closing.  Until Closing, Seller shall service the Loans in conformity with prudent servicing standards employed by servicers of loans similar to the Loans.  Prior to Closing, Seller will not, and will not permit any third party servicer to, without the prior written consent of Purchaser, (i) release any Loan Collateral or any Obligor, (ii) compromise or settle any Claim with respect to any Loan, (iii) initiate, complete or otherwise take any action with respect to a foreclosure of any Loan Collateral, or (iv) sell or encumber, or contract to sell or encumber, or modify any Loan, or any portion thereof or interest therein.

5.02                           Servicing of Loans After Closing.  Seller shall terminate all existing servicing agreements effective as of the Closing Date with respect to the Loans.  The Loans shall be sold, assigned and transferred to Purchaser on a servicing released basis.

As of the Closing Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Loans (except those liabilities existing on or before the Closing Date) shall pass to Purchaser.

5.03                           Reporting to Internal Revenue Service.  Purchaser shall file with the Internal Revenue Service all forms, reports and information returns for the Loans which, pursuant to Legal Requirements, are to be filed for the portion of the calendar year 2007 occurring from and after the Cut-Off Date.

5.03                           Assumption of Duties and Obligations.  Effective as of the Closing Date, Purchaser assumes all of the duties and obligations of Seller under the Loan Documents on the terms provided in the relevant Loan Documents, and in all Litigation Matters, if any.

5.04                           Further Cooperation.  After the Closing Date, Seller shall, upon Purchaser’s reasonable request, execute and deliver to Purchaser such additional assignments, endorsements, financing statements and other documents as shall be required, in Purchaser’s reasonable judgment, to convey or perfect Purchaser’s right, title and interest in any of the Notes, judgments evidencing a Loan or other Loan Documents with respect to the Loans and such pleadings or notices of substitution necessary to substitute Purchaser for Seller in all Litigation Matters, all of which shall be prepared at Purchaser’s expense.  Purchaser shall prepare and record any such additional assignments, endorsements, financing statements, substitutions, pleadings or other documents pursuant to this Section 5.04 at Purchaser’s sole cost and expense.  Purchaser shall be responsible for determining the appropriate location and records in which to file any assignments, endorsements, financing statements, substitutions, pleadings or other documents delivered pursuant to this Section 5.04.

5.05                           Litigation.  Seller shall be relieved of any obligation to prosecute, participate in, monitor or pay any attorney’s fees or other expenses incurred in any Litigation Matters as of the Closing Date and Purchaser shall assume all responsibility for all Litigation Matters on the Closing Date or as soon thereafter as possible.  Seller’s sole involvement, if any, in any Litigation Matters after the Closing Date shall be limited to providing reasonable assistance as a non-party at Purchaser’s sole cost and expense.  Seller shall not be under any obligation to have Seller’s agent or counsel working on the Litigation Matters take any further action on behalf of Seller or Purchaser and may instruct them to cease working on the Litigation Matters as of the Closing Date.  Seller may instruct Seller’s agent or counsel to notify the appropriate parties and courts of the transfer of the Litigation Matters to Purchaser, if appropriate, and to withdraw from the matter unless Purchaser shall have made all necessary arrangement to have Seller’s agent or counsel continue their involvement in the Litigation Matters on behalf of Purchaser at Purchaser’s sole cost and expense.

5.06                           Collection Activity.  Purchaser agrees that in attempting to collect the Loans, Purchaser will at all times comply with all federal, state and local laws, rules and regulations applicable to the conduct of such activities, including, without limitation, the requirements of the Fair Debt Collection Practices Act (15 U.S.C.§1692 et seq.), as amended from time to time, if applicable.  Purchaser shall not misrepresent or otherwise fail to adequately disclose to any Obligor that Purchaser is the owner of the relevant Loan(s).  Purchaser shall not use the name of Seller or any of Seller’s affiliates or subsidiaries or make any reference to such entities (other than to assert that Purchaser purchased the Loans from Seller) in any way in Purchaser’s efforts to collect the Loans, and any litigation or other enforcement action shall be in the name of Purchaser and not Seller.

5.07                           Confidentiality of Obligor Information.  Purchaser agrees that any and all information of or about Obligors, specifically including Obligor financial information (collectively, “Obligor Information”) shall be held in strict confidence and disclosed only to those employees or agents whose duties reasonably require access to such information.  Purchaser shall use the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, disclosure or duplication of Obligor Information as Purchaser uses to protect its own confidential information, and shall comply with all applicable federal, state and local privacy laws, including, without limitation, the federal Gramm-Leach-Bliley Act and any regulations promulgated thereunder.

6.             Conditions to Obligation to Close.

6.01                         Conditions to Obligation of Purchaser.  The obligation of Purchaser to consummate the transactions to be performed by it in connection with Closing is subject to satisfaction of the following conditions:

(a)                                  the representations and warranties set forth in Section 3.01 and Section 4 above shall be true and correct in all respects at and as of the Closing Date;

(b)                                 Seller shall have performed and complied with all of its covenants hereunder in all respects through Closing and shall have delivered Schedule A and a certified copy of the Collateral Inventory, all in form reasonably acceptable to Purchaser;

(c)                                  Seller shall have delivered to Purchaser the Loan Documents, and Seller shall have executed and delivered to Purchaser the Loan transfer documents, including, as applicable, the Allonge, Assignment, Assignment of Life Insurance and Bill of Sale or each Loan;

(d)                                 Purchaser shall have consented, at its sole and absolute discretion, to any releases, modifications, changes, or negotiations occurring after the date of this Agreement and prior to the Closing Date and affecting or pertaining to any Loan.  Notwithstanding the foregoing, the Purchaser may at its option insist upon that the Loan(s) are entirely unmodified, as required by Section 4.01(d); and

(e)                                  Seller shall have paid to Purchaser the amount equal to all Loan payments received during the Interim Period, in accordance with the provisions of Section 2.04, above.

Purchaser may waive any condition specified in this Section 6.01 if it executes a writing so stating at or prior to Closing.

6.02                         Conditions to Obligation of Seller.  The obligation of Seller to consummate the transactions to be performed by it in connection with Closing is subject to satisfaction of the following conditions:

(a)                                  the representations and warranties set forth in Section 3.02 above shall be true and correct in all respects at and as of the Closing Date;

(b)                                 Purchaser shall have performed and complied with all of its covenants hereunder in all respects through Closing;

(c)                                  Purchaser shall have paid the Purchase Price; and

(d)                                 All required regulatory approvals shall have been obtained, and all waiting periods under law or regulations shall have expired.

Seller may waive any condition specified in this Section 6.02 if it executes a writing so stating at or prior to Closing.

7.                                      Remedies for Breaches of this Agreement.

7.01                         Indemnification Provision for Benefit of Purchaser; Remedy of Repurchase.  Seller shall indemnify, save and keep Purchaser and its successors and assigns harmless against and from all liabilities, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys’ and expert witness fees, sustained or incurred by Purchaser or its successors or assigns as a result of or arising out of or by virtue of: (i) the breach by Seller of any of the covenants of this Agreement to be performed by Seller; (ii) any and all liabilities arising out of the tortious or unlawful acts or omissions of Seller in regard to any Loan prior to the Closing Date, including but not limited to any “lender liability” or similar claims asserted against the Purchaser to the extent such claims arose out of actions of the Seller, or other events, that occurred prior to the Closing Date, as determined by a court of competent jurisdiction in a final, non-appealable judgment; or (iii) any amount owed to attorneys or other persons for services provided to Seller or Seller’s predecessor in interest with respect to any Loan.

Without limiting the foregoing indemnification for matters other than as set forth in Sections 4.01 and 4.02, Purchaser’s sole remedy for Seller’s breach of any representation or warranty in Sections 4.01 and 4.02 only shall be to demand that Seller repurchase the affected Loan(s) as set forth in Section 7.02.  In no event shall a breach of a representation or warranty in Section 4 be used as evidence of, or deemed to constitute, bad faith, misconduct or fraud even in the event that it is shown that Seller or any Affiliates thereof, or any of its or their respective directors, employees, officers, lawyers, accountants or agents, knew or should have known of the existence of information which was inconsistent with any of the representations and warranties provided in this Section 4.

7.02                           Repurchase of Defective Loans.

(a)                  Notice of a Breach.  For a period of ninety (90) days from the Closing Date (the “Repurchase Expiration Date”), in the event of a Material breach by Seller of a representation or warranty contained in Section 4 with respect to a Loan, Purchaser shall have the right to give Seller a Certificate of Defect no later than 15 days following the discovery by Purchaser of the breach thereof.  If a Certificate of Defect is delivered by Purchaser in a timely fashion but is considered by Seller to be deficient in any respect, so long as it substantially complies with the requirements of this Agreement, Purchaser shall be afforded a reasonable period of time by Seller, not to exceed 20 days after notice from Seller specifying such deficiencies in reasonable detail, in order to supplement such Certificate and cure any deficiencies; and such Certificate, but only so long as it substantially complies as aforesaid, shall be deemed sufficient to avoid termination and extinguishment of Purchaser’s rights hereunder.  If Purchaser delivers a Certificate of Defect with respect to a Loan which is part of a Loan Group, then, unless Purchaser elects otherwise in such Certificate of Defect, the Certificate of Defect shall be deemed to cover all Loans in such Loan Group.

(b)                 Seller’s Response.  By no later than 45 days following its receipt of a Certificate of Defect, Seller shall notify Purchaser in writing that Seller either:  (i) disputes that the alleged defect or breach exists, (ii) intends to attempt to cure such defect or breach within the Cure Period, or (iii) will repurchase the allegedly Defective Loan and the date on which such repurchase shall occur, which in no event shall be later than 10 days after Seller’s response.  If Seller fails to so notify Purchaser within the applicable 45 day period, then Seller shall be deemed to have elected to repurchase the allegedly Defective Loan.  If Seller has given Purchaser notification of Seller’s intention to attempt to cure and if before the end of the Cure Period, Seller has failed to cure the defect or breach, then Seller shall repurchase such Defective Loan within 10 days following the end of such Cure Period.

(c)                  Repurchase.  If Seller becomes obligated by this Agreement to repurchase a Defective Loan from Purchaser, then (i) closing of such repurchase shall occur within 10 days after Seller’s repurchase obligation is determined, (ii) at such closing Seller shall pay Purchaser by wire transfer to an account designated by Purchaser, the Loan Repurchase Price, and (iii) Purchaser shall assign the Loan to Seller, pursuant to assignment documents substantially the same as the applicable Closing Documents, and shall make deliveries and take all other appropriate action on the same terms and conditions under which Seller had conveyed such Loan to Purchaser, including such representations by Purchaser, as Seller may reasonably request which shall include but not necessarily be limited to the following: (1) Purchaser is the owner of the affected Loan and has the authority to transfer it free and clear of any liens to Seller; (2) the terms of the Loan have not been modified by any written or oral agreement between Purchaser and any Obligor; (3) Purchaser has not obtained full payment on the Loan from any Obligor, guarantor or surety, or otherwise accepted partial payment thereof in full satisfaction of the debt evidenced thereby; (4) Purchaser has not released any collateral other than for adequate payment to Purchaser and has not released any Obligor, guarantor, surety or other person liable for payment of the Loan, (5) Purchaser has not subordinated or released any security interests or liens in any collateral that secures the Loan, and (6) Purchaser has not allowed any liens or security interests that secure the Loan to lapse or become unperfected..

(d)                 Substitution of Loan.  Seller may offer a loan or loans to be substituted for a Defective Loan in lieu of curing a defect or repurchasing the Defective Loan.  Purchaser may, at its sole discretion, elect to accept the offered loan(s) in lieu of the remedies set forth in Section 7.02(a), (b) and (c).  In such event, each Party shall execute assignments which are substantially the same as the Closing Documents, (except that Purchaser’s assignments shall be without recourse, representations or warranty, express or implied, of any kind), and shall make deliveries and take other appropriate on the same terms and conditions under which the Loan was conveyed to Purchaser.

(e)                  Materiality or Defect Thresholds.  Neither the requirements that a breach be “Material” for application of the remedies set forth in Section 7, nor the threshold requirement for a Environmental Defect, shall limit (or reduce or be a credit against) the responsibility of Seller to, at its option, effect a full cure of the breach or to repurchase the Loan under this Section 7 after the defect has been determined to meet such threshold.

(f)                    Waiver of Remedy.  With respect to any claim that Seller breached any representation or warranty, Purchaser shall be conclusively deemed to have terminated and waived any rights of Purchaser to any remedy and any right to indemnification by Seller under this Agreement for such breach: (x) with respect to any Loan, on the date prior to Repurchase Expiration Date that Purchaser amends or otherwise modifies the terms of such Loan, releases any collateral or any Obligor from liability therefor, subordinates any security interest or lien that secures the Loan to any security interest or lien of any party that was subordinate to Seller’s lien or security interest on the Closing Date, or causes or allows any security interest or lien securing the Loan to lapse or become unperfected in any manner or for any reason (i.e. failure to continue a financing statement); and (y) on the Repurchase Expiration Date with respect to all Loans other than those Loans as to which Purchaser has delivered a Certificate of Defect to Seller on or before the Repurchase Expiration Date.

7.03                           Indemnification Provision for Benefit of Seller.  Purchaser shall indemnify, save and keep Seller and its successors and assigns harmless against and from all liabilities, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys’ and expert witness fees, sustained or incurred by Seller or its successors or assigns as a result of or arising out of or by virtue of: (i) the inaccuracy of any representation or warranty made by Purchaser to Seller in Section 3.02 of this Agreement; (ii) the breach by Purchaser of any of the covenants of this Agreement to be performed by Purchaser; (iii) any and all liabilities arising out of the tortious or unlawful acts or omissions of Purchaser in regard to any Loan from and after the Closing Date, including but not limited to any “lender liability” or similar claims asserted against Seller to the extent such claims arose out of actions of Purchaser, or other events, that occurred after the Closing Date; (iv) any amount owed to attorneys or other persons for services provided to Purchaser or its successors in interest with respect to any Loan; (v) after the Closing Date, the Litigation Matters, if any, or any other litigation related to any Loan in which Seller becomes involved, except for litigation or other liabilities for which Seller is obligated to indemnify Purchaser in accordance with Section 7.01; or (vi) any breach by Purchaser of any of Seller’s obligations under any Loan or Loan Document after the Closing Date.

7.04                           Attorneys’ Fees and Expenses.  In the event either Party breaches this Agreement, the non-breaching Party shall be entitled to recover its reasonable attorneys’ fees and expenses incurred in pursuing its remedies for such breach in addition to other remedies to which it is entitled.

7.05                         Exclusivity.  The rights and remedies set forth in this Section 7 constitute the exclusive rights and remedies of the indemnified persons in respect of the matters indemnified under this Section 7.

7.06                           No Third Party Beneficiaries.  This Agreement is not intended to, nor may it be deemed to, create any rights of enforcement in any persons other than Seller and Purchaser.

8.                                      Termination.

8.01                           Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(a)                  Purchaser and Seller may terminate this Agreement by mutual written consent at any time prior to Closing;

(b)                 Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to Closing in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Purchaser has notified Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach; and

(c)                  Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to Closing in the event Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Purchaser of the breach, and the breach has continued without cure for a period of 10 days after the notice of the breach.

8.02                           Effect of Termination.  If any Party terminates this Agreement pursuant to Section 8.01 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

9.                                      Miscellaneous.

9.01                           Further Actions.  If after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request.

9.02                           Press Release and Public Announcements.  Neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, except as may be required under Federal or State law including but not limited to the rules and regulations of The NASDAQ Stock Market LLC and the U.S. Securities and Exchange Commission.  Each Party, or any of its Affiliates, may make any public disclosure they believe in good faith is required by applicable law or any listing or trading agreement concerning their publicly-traded securities (in which case such

Party will use its reasonable best efforts to advise Seller prior to the disclosure).  Purchaser may provide general information concerning this transaction in connection with its solicitation of opportunities to acquire similar assets from similarly situated sellers.

9.03                         No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.04                           Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.05                           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other party:  provided, however, that Purchaser may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

9.06                         Counterparts.  This Agreement may be executed in one or more counterparts.  each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.07                           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.08                         Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:		Centennial Bank Holdings, Inc.
1331 Seventeen St., Suite 300
Denver, CO 80202
	Attention:	Zsolt K. Besskó, General Counsel and
James K. Simons, EVP and CCO

If to Purchaser:		CapFinancial CV2, LLC
508 Third Street
Prinsburg, MN 56281-0038
Attention: Cara Mulder

                                                Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.09                         GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY END CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW, PROVISION OR RULE (WHETHER OF THE STATE OF MINNESOTA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MINNESOTA.

9.10                           Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and Seller.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.11                           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.12                           Expenses.  Regardless of whether Closing occurs, but subject to the provisions of Section 8.02, each Party shall be responsible for the payment of all costs and expenses incurred by it in negotiating and performing its obligations under this Agreement and the transactions contemplated hereby, including, without limitation, the costs of its due diligence providers, counsel, accountants and consultants.

9.13                           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  The word “including” shall mean including without limitation.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

9.14                           Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.15                           Specific Performance.  Each of the Parties acknowledge and agree that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Party and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

9.16                           Limited Purpose of Allocated Purchase Prices.  Seller and Purchaser acknowledge that, although an Allocated Purchase Price for each Loan may be used for certain purposes under this Loan Sale Agreement, such amount does not represent the portion of the Purchase Price allocated to an individual asset for tax and accounting purposes.  Seller and Purchaser further acknowledge that neither the Allocated Purchase Price for the Loans nor the loan balances of the Loans represents the fair market value of the Loan or the underlying collateral or mortgage property.  Seller and Purchaser expressly reserve the right to allocate the Purchase Price paid for the Loans for federal and state income tax purposes and their own internal accounting purposes as they reasonably determine and in a manner different from the Allocated Purchase Price.

9.17                           Confidentiality.  All information disclosed or furnished by one party to another, whether orally or in writing, in connection with this Agreement and Purchaser’s due diligence examination of Seller shall be deemed to be proprietary and confidential information of the disclosing party.  The receiving party agrees not to disclose such information to any third party other than its representatives or employees or, as necessary, to applicable regulatory agencies, or as otherwise contemplated in this Agreement or the Exhibits and Schedules hereto.  Regardless of whether closing occurs hereunder, each party agrees that it shall not use the proprietary or confidential information of the other party for the purpose of soliciting customers of the other party.

9.18                           Consumer Customer Information.  Purchaser agrees that if the Obligor under any Loan is classified as a consumer customer under any rule or regulation or by any agency or entity having regulatory authority over Seller, then the provisions of this section shall apply in addition to, but not in place of, any other provisions of this Agreement.

Purchaser acknowledges that, (i) Seller is a regulated financial institution that must comply with the safeguards for Consumer Customer Information, as hereinafter defined, contained in the Gramm-Leach-Bliley Act (“GLBA”) and regulations promulgated pursuant to GLBA and (ii) that the “Confidential Information” as defined in the confidentiality letter/agreement executed by Purchaser in favor of Seller pursuant to which Seller made certain information available to Purchaser as part of Purchaser’s due diligence (the “Confidentiality Agreement”), may have included information of or about Obligors of Seller who are consumer customers, specifically including without limitation the fact that an Obligor is a consumer customer or prospective consumer customer of Seller, all lists of Obligors who are consumer customers, former consumer customers, consumer applicants and prospective consumer customers and all personal or financial information relating to and identified with such Obligors (collectively, the “Consumer Customer Information”).

Purchaser represents and warrants that in connection with Purchaser’s possession, handling and use of the Consumer Customer Information, Purchaser, as an entity that maintains, processes, or otherwise is permitted access to the Seller’s Consumer Customer Information, established appropriate measures designed to safeguard Consumer Customer Information including specifically that Purchaser has established and at all relevant times has maintained and will maintain data security policies and procedures designed to ensure the (A) security and confidentiality of Consumer Customer Information; (B) protection against anticipated threats or hazards to the security or integrity of Consumer Customer Information; and (C) protection against the unauthorized access or use of Consumer Customer Information.

Purchaser further represents and warrants that at all times prior to the Closing Date, no actual or suspected theft of, accidental disclosure of, loss of, or inability to account for any Consumer Customer Information by Purchaser or any of Purchaser’s representatives or advisors (each a “Disclosure” and collectively the “Disclosures”) occurred and no unauthorized intrusions into Purchaser’s or any of Purchaser’s representatives’ or advisors’ facilities or secure systems housing Consumer Customer Information (each an “Intrusion” and collectively the “Intrusions”) occurred, other than those Disclosures and Intrusions which Purchaser immediately reported to Seller under the terms of the Confidentiality Agreement.

Purchaser further agrees that if any incident arises involving the Consumer Customer Information while in Purchaser’s possession in which Seller is in any way involved, Purchaser will cooperate fully with Seller and all government regulatory agencies and law enforcement agencies having jurisdiction and authority for investigating such incidents, Disclosures, Intrusions and/or any known or suspected criminal activity in the manner requested or required, including, but not limited to, taking any or all of the actions provided in the Confidentiality Agreement, permitting Seller to monitor and/or audit Purchaser’s applicable policies and procedures during regular business hours upon not less than 48 hours notice to Purchaser, and upon request by Seller, provide to Seller copies of audits and system test results acquired by Purchaser in relation to the data security policies and procedures designed to protect the Consumer Customer Information.

Purchaser agrees to indemnify and hold Seller harmless for any damages suffered by Seller as the result of any incident, Intrusion or Disclosure resulting from Purchaser’s possession of, handling of, use of or failure to adequately protect the Consumer Customer Information.

[Signature page follows]

                WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PURCHASER:

CAPFINANCIAL CV2, LLC
By PrinsFinancial CV2, Inc.
Its Managing Member

By:	/s/ Myron Culder
Name:	Myron Culder
Title:	President

SELLER:

CENTENNIAL BANK OF THE WEST

By:	/s/ James K. Simons
Name:	James K. Simons
Title:	Executive Vice President